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ERNST & YOUNG LLP                787 Seventh Avenue           Phone 212-773-3000
                              New York, New York  10019



              INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
                              FINANCIAL INFORMATION

To the Stockholders
Volt Information Sciences, Inc.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of April 28, 2000, and the related condensed consolidated statements of income for the six and three month periods ended April 28, 2000 and April 30 and cash flows for the six month periods ended April 28, 2000 and April 30, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Volt Information Sciences, Inc. as of October 29, 1999, and the related consolidated statements of income and cash flows for the year then ended, not presented herein; and in our report dated December 15, 1999, we expressed an unqualified opinion on these consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of October 29, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                                             Ernst & Young LLP

May 31, 2000


                                  Exhibit 15.02